Exhibit 99.1

Rigel Announces Second Quarter 2011 Financial Results

South San Francisco, Calif. — August 2, 2011 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the second quarter and six months ended June 30, 2011.

For the second quarter of 2011, Rigel reported a net loss of $21.5 million, or $0.37 per basic and diluted share, compared to a net income of $27.0 million, or $0.52 and $0.51 per basic and diluted share, respectively, in the same period of 2010. Basic weighted average shares outstanding for the second quarters of 2011 and 2010 were 58.3 million and 52.0 million, respectively. Diluted weighted average shares outstanding for the second quarters of 2011 and 2010 were 58.3 million and 52.5 million, respectively.

Contract revenue for the second quarter of 2011 was $395,000, which comprises a portion of the $500,000 upfront payment Rigel received for the out-licensing of an oncology program to a new collaboration partner in June 2011. Rigel expects to recognize the remaining $105,000 in the third quarter of 2011, once the remaining deliverable under the collaboration agreement has been completed.  Contract revenue in the second quarter of 2010 was $49.5 million related to the amortization of a $100.0 million upfront payment from AstraZeneca AB (AZ) pursuant to an exclusive worldwide license agreement for fostamatinib.

Rigel reported total operating expenses of $22.0 million in the second quarter of 2011, compared to $22.5 million in the same period of 2010. The slight decrease in operating expenses was primarily due to the completion of the transfer of the fostamatinib open label extension study to AZ in September 2010, as well as a decrease in stock-based compensation expense, partially offset by an increase in research and development expenses related to Rigel’s oral JAK3 inhibitor program that is expected to begin clinical studies by the end of 2011. Stock-based compensation expense decreased from approximately $3.7 million in the second quarter of 2010 to approximately $3.2 million in the second quarter of 2011.

For the six months ended June 30, 2011, Rigel reported a net loss of $42.3 million, or $0.76 per basic and diluted share, compared to a net income of $4.7 million, or $0.09 per basic and diluted share, for the same period of 2010.

As of June 30, 2011, Rigel had cash, cash equivalents and available-for-sale securities of $279.1 million, compared to $177.3 million as of December 31, 2010.  In June 2011, Rigel completed a public offering in which it sold 18,745,000 shares of common stock at a public offering price of $8.00 per share pursuant to an effective registration statement. The aggregate net proceeds of the offering were approximately $140.5 million after deducting underwriting discounts and commissions and offering expenses. Rigel expects to end 2011 with more than $245.0 million in cash, cash equivalents and available-for-sale securities, which is expected to be sufficient to fund operations into 2014.

“The recent combination of reacquiring R343 and completing our successful financing has had a very positive impact on our pipeline and balance sheet,” said James M. Gower, chairman and chief executive officer of Rigel. “We are focused on designing an appropriate Phase 2 clinical study program for R343 in asthma, while continuing to develop our clinical programs in transplant rejection and discoid lupus,” he added.

Fostamatinib Update

AZ recently reported that their Phase 3 clinical development program (OSKIRA) to investigate fostamatinib as a treatment for rheumatoid arthritis is progressing well.  AZ expects the first set of data in the second half of 2012 and expects to remain on track to meet the planned US and European new drug application (NDA) filing dates in 2013.  AZ also announced that in the first quarter of 2011 they had commenced a Phase 2b clinical trial (OSKIRA 4) that explores fostamatinib as a monotherapy in rheumatoid arthritis.  This trial will provide important information on the profile of fostamatinib without concomitant treatment with a disease-modifying anti-rheumatic drug (DMARD).

Rigel Investor/Analyst Day

Rigel plans to host an investor/analyst day on October 13, 2011 in New York City to present its product development pipeline with a focus on R343, Rigel’s inhaled syk inhibitor for asthma.  At this event, members of Rigel’s management team will present the Phase 1 allergen challenge data for R343 in mild asthmatics as well as the proposed design for the Phase 2 clinical trial for R343 in asthma that is expected to commence in the first half of 2012.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral syk inhibitor that has started its Phase 3 clinical trial program for rheumatoid arthritis, and R343, an inhaled syk inhibitor that has completed Phase 1 clinical trials for asthma.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s expectations as to its year-end cash position and the sufficiency of its cash, cash equivalents and available-for-sale securities; identification of a novel programs for clinical development, the potential indications for treatment, and the timing design, commencement and completion of clinical trials; and the timing of filing a new drug application with respect to fostamatinib. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may,” “intend,” “believe,”“plan.”“expect,” “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with Rigel’s need for additional capital, the timing and success of preclinical studies and clinical trials and the potential problems that may arise in the research and development and approval process, as well as other risks detailed from time to time in Rigel’s reports with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Revenues:
Contract revenues	$395	$49,457	$395	$52,718

Operating expenses:
Research and development (see Note A)	17,109	16,815	32,215	34,240
General and administrative (see Note A)	4,843	5,664	10,597	13,850
Total operating expenses	21,952	22,479	42,812	48,090
Income (loss) from operations	(21,557)	26,978	(42,417)	4,628
Interest income, net	83	51	162	68
Net income (loss)	$(21,474)	$27,029	$(42,255)	$4,696

Net income (loss) per share:
Basic	$(0.37)	$0.52	$(0.76)	$0.09
Diluted	$(0.37)	$0.51	$(0.76)	$0.09

Weighted average shares used in computing net income (loss) per share:
Basic	58,272	51,974	55,290	51,969
Diluted	58,272	52,511	55,290	52,480

Note A

Stock-based compensation expense included in:
Research and development	$2,337	$1,917	$4,850	$5,000
General and administrative	863	1,784	2,187	3,868
	$3,200	$3,701	$7,037	$8,868

SUMMARY BALANCE SHEET DATA
(in thousands)

	June 30,	December 31,
	2011	2010(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$279,097	$177,295
Total assets	289,867	186,695
Stockholders’ equity	272,685	166,131

(1)  Derived from audited financial statements